UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(Rule 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

CORESITE REALTY CORPORATION
(Name of Subject Company)

CORESITE REALTY CORPORATION
(Name of Person Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)
21870Q105
(CUSIP Number of Class of Securities)
Jeffery S. Finnin
Chief Financial Officer
CoreSite Realty Corporation
1001 17th Street, Suite 500
Denver, CO 80202
(866) 777-2673
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)
With copies to:
Adam O. Emmerich
Zachary S. Podolsky
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

☒
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

•
Letter to customers (Exhibit 99.1).

•
Letter to vendors (Exhibit 99.2).